PRINCIPAL VARIABLE CONTRACTS FUND
CONTRACTUAL FEE WAIVER AGREEMENT

AGREEMENT made this 29th day of April, 2008, by and between Principal Variable Contracts Fund, Inc. (the “Fund”) and Principal Management Corporation (the “Advisor”) (together, the “Parties”).

The Advisor hereby agrees to waive its fee and/or reimburse to the extent necessary to limit the total operating expenses at the following level for the following Series ending on the disclosed date:

		Total
		Operating
Series	Class	Expenses	Date
Principal LifeTime 2040 Account	1	0.13%	4/30/09

Principal LifeTime 2050 Account	1	0.12%	4/30/09

Principal LifeTime Strategic Income Account	1	0.14%	4/30/09

SmallCap Value Account	1	1.01%	4/30/09
	2	1.26%	4/30/09

The Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes all prior agreement and understandings, and all rights and obligations thereunder are hereby cancelled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing by the Parties

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

PRINCIPAL VARIABLE CONTRACTS FUND, INC.		PRINCIPAL MANAGEMENT CORPORATION

By:	/s/ Nora Everett	By:	/s/ Michael J. Beer
Name:	Nora Everett	Name:	Michael J. Beer
Title:	President	Title:	Executive VP & COO